AMENDMENT NO. 1

EXECUTIVE EMPLOYMENT AGREEMENT

This is Amendment No. 1 (the “Amendment”) to the Executive Employment Agreement (“Agreement”) dated May 12, 2018, by and between PolarityTE, Inc., a Delaware corporation (“Parent”) and Paul Mann, an individual (“Executive”). Capitalized terms not defined herein, but defined in the Employment Agreement, shall have the meaning stated in the Employment Agreement.

1. Section 2 of the Agreement is superseded and replaced in its entirety by the following:

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue through June 30, 2021 and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement. “Employment Period” shall mean the initial term ending June 30, 2021, plus one (1) year renewals, if any.

2. Section 4 of the Agreement is superseded and replaced in its entirety by the following:

4. Base Salary and Board Fees. The Parent agrees to pay the Executive a base salary (“Base Salary”) for the position of Chief Financial Officer as follows:

(a) from the Effective Date through June 30, 2019, $400,000 per annum,

(b) from July 1, 2019, through June 30, 2021, $200,000 per annum, and

(c) during any renewal term after June 30, 2021, $400,000 per annum.

The Base Salary shall be paid in periodic installments in accordance with the Parent’s regular payroll practices. Executive shall, subject to policies and procedures of the Parent’s Board of Directors, be eligible for additional fees for service on the Parent’s Board

3. Section 5 of the Agreement is amended by the addition of the following Section 5(b):

(b) Effective July 1, 2019, the Company grants to the Executive restricted shares under the 2019 Equity Incentive Plan (the “2019 Plan”) for a number of shares equal to $800,000 divided by the Fair Market Value on June 28, 2019, rounded to the nearest whole share. Five twenty fourths (5/24) shall vest on Dec 6, 2019 following which the shares will vest in monthly installments beginning December 2019, all as provided for in a written restricted share agreement.

4. For purposes of notice and other communications given under Section 15(f) of the Agreement, the address for the Parent is:

PolarityTE, Inc.

Attn: General Counsel

123 Wright Brothers Drive

Salt Lake City, UT 84116

And the address for the Executive is:

Paul Mann

1108 SE Strathmore Dr.

Port Saint Lucie, FL 34952

5. Except for the changes stated above, this Amendment does not make any change or modification to the Agreement, and the Agreement remains in full force and effect with the changes made by this Amendment.

Agreed and entered into this 28th day of June 2019.

POLARITYTE, INC.

By	/s/ Cameron Hoyler
Name:	Cameron Hoyler
Title:	General Counsel

EXECUTIVE

/s/ Paul Mann
Paul Mann

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